                                                                      EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT


Whitcomb Investments, Inc., a Massachusetts corporation.

Forrester Research, B.V., a Dutch corporation.

Forrester Research FSC, Inc., a Barbados corporation

Fletcher Research Limited, a United Kingdom corporation

Forrester Research KK, a Japanese corporation

Forrester Research Australia Pty. Ltd., an Australian corporation

Forrester Research Canada, Inc., a Canadian corporation

Forrester Research GmbH & Co. KG, a German corporation

Forrester Verwaltungs GmbH, a German corporation

Forrester Beteiligungs GmbH, a German corporation

Forrester Research GmbH, a Swiss corporation



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